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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934





Date of Report (Date of earliest event reported):  June 30, 1995

                              HABERSHAM BANCORP
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            (Exact name of registrant as specified in its charter)


          Georgia                  0-13153                     58-1563165
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(State or other jurisdiction   (Commission File               (IRS Employer
     of incorporation)                No.)                Identification Number)



           Highway 441 North, P.O. Box 1980, Cornelia, Georgia 30531
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                    (Address of principal executive offices)


Registrant's telephone number, including area code:  (706) 778-1000
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ITEM 2.  Acquisition of Assets.

         On June 30, 1995, the Company acquired 100 percent of the issued and outstanding shares of capital stock of Security Bancorp, Inc. ("Security") pursuant to the terms of a Merger Agreement between the Company and Security dated as of January 16, 1995 (the "Merger Agreement"). The merger of Security with and into the Company (the "Merger") was consummated on June 30, 1995 (the "Effective Date"). On the Effective Date, and as a result of the Merger, the Company became the sole shareholder of Security State Bank, a Georgia banking institution.

         In accordance with the terms of the Merger Agreement, each Security shareholder was given the opportunity to elect to receive $17.56 in cash or
1.579 shares of Habersham common stock in exchange for each of his or her shares of Security common stock. Each holder of an option to purchase Security common stock was permitted, under the terms of a separate letter agreement, to:
(i) convert his Security option into an option to purchase 5.625 shares of Habersham common stock for each share subject to the Security option at an exercise price equal to the book value per share of the Habersham common stock immediately following the Merger, excluding loan loss reserves; (ii) receive cash in an amount equal to $1.71 for each share subject to the Security option; or (iii) receive 0.1538 shares of Habersham common stock for each share subject to the Security option. The Company issued an aggregate of 612,516 shares of Habersham common stock and $1,990,269 in cash to Security shareholders as a result of the Merger.

         The aggregate consideration paid for the Security common stock in the Merger was equal to 1.5 times the book value of the Security common stock at December 31, 1994. For purposes of the Merger, "book value" was defined as common stock, surplus, undivided profits, current year profits, reserves for organizational expenses and reserves for possible loans, excluding unrealized gains or losses from securities portfolios or treasury stock. The Company's Board of Directors determined the consideration to be paid in the Merger based on its review of Security's business, operations and financial condition and on negotiations conducted by management under the direction and supervision of the Board. The source of the funds used by the Company to pay cash to Security shareholders who elected to receive cash in the Merger was working capital and a dividend payment from the Company's wholly owned bank subsidiary, Habersham Bank.

         Prior to the Merger, David D. Stovall, President of the Company and a member of its Board of Directors, was also the Chairman of the Board of Directors of Security and owned approximately 5.8% of Security's outstanding common stock. Mr. Stovall participated in the negotiation of the terms of the Merger solely in his capacity as President and Chief Executive Officer of the Company and did not vote on the Merger or participate in any discussions of its terms in his capacity as a Security director. In addition, Thomas A. Arrendale, Jr., Vice Chairman of the Company's Board of Directors, owned approximately 11.5% of Security's outstanding common stock prior to the Merger. Mr. Arrendale did not participate in any discussions or negotiations of the
Merger with any member of Security's management or Board.   The Company also
owned 26,249 shares of Security's outstanding common stock (representing approximately 5.0% of the outstanding shares) prior to the Merger. Such shares were exchanged for treasury shares in the Merger.





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ITEM 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         a.  Financial Statements of Businesses Acquired:

             The Company will file the required financial statements by amendment to this Report as soon as practicable, but not later than 75 after the Effective Date.

         b.  Pro Forma Financial Information:

             The Company will file the required pro forma financial information by amendment to this Report as soon as practicable, but not later than 75 days after the Effective Date.

         c.  Exhibits:

             10.1 Agreement and Plan of Merger, dated January 16, 1995, between Security and the Company (incorporated by reference to Exhibit 2(a) to the Company's Registration Statement on Form S-4 (Regis. No. 33-57915).

             10.2 Form of Letter Agreement, dated as of January 16, 1995, among Habersham, Security and each holder of options to purchase Security common stock (incorporated by reference to Exhibit 2(b) to the Company's Registration Statement on Form S-4 (Regis. No. 33-57915).





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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, Habersham Bancorp has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

         This 12th day of July, 1995.

                                        HABERSHAM BANCORP



                                        BY: /s/ David D. Stovall
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                                            David D. Stovall, President










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